September 5, 2019

PureBase Corporation

8625 State Hwy. 124

Ione, California 95640

Re: Debt Exchange for Shares

Ladies and Gentlemen:

As of the date hereof, the undersigned (the “Creditor”) is owed an aggregate of $5,422,362.86 by PureBase Corporation, a Nevada corporation (the “Company”). This letter sets forth the terms of our agreement to exchange the outstanding principal, and any accrued and unpaid interest thereon, for shares of common stock, $0.001 par value per share (“Common Stock”), of the Company in accordance with the terms below.

1. Exchange. Subject to the terms and conditions of this letter agreement, the Creditor hereby agrees to exchange the amount of $5,422,362.86, which is currently due and payable to the Creditor (the “Debt”) for shares of Common Stock of the Company, at a conversion rate of $0.09 per share, resulting in the issuance of an aggregate of 60,248,484 shares of Common Stock (the “Shares”). Upon such exchange, the outstanding $5,422,362.86 shall be deemed extinguished and the Company shall be discharged from all liabilities thereunder.

2. Deliveries. At the Closing (as defined below), the Company shall deliver to the Creditor a certificate representing the Shares.

3. Closing. The closing of the conversion of the Shares (the “Closing”) shall take place no later than the fifth (5th) business day after the date hereof, whereupon the Company shall instruct its transfer agent to issue the Shares to the Creditor.

4. Representations and Warranties of the Creditor. The Creditor hereby represents and warrants to the Company, on the date hereof and as of the date of the Closing, as follows:

(a) Organization, Authority and Qualification. If applicable, the Creditor is a corporation, limited liability company, limited partnership, trust or other entity duly organized, validly existing and in good standing under the laws of its incorporation or formation and has the requisite power and authority to execute and deliver this letter agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this letter agreement by the Creditor and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of the Creditor.

(b) Ownership of the Debt. The Creditor has good, valid and marketable title to the Debt, free and clear of all liens, mortgages, charges or other encumbrances and any preemptive or subscription rights and has not assigned or otherwise transferred or granted any interest in the Debt.

(c) No Consents. The Creditor is not required to obtain any order, consent, approval or authorization of any person or entity in connection with the exchange of the Debt for the Shares.

(d) Status. The Creditor is an “accredited investor”, as defined in Rule 501(a) under the Securities Act of 1933, as amended (the “Securities Act”).

(e) Experience of the Creditor. The Creditor, either alone or together with its representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Shares, and has so evaluated the merits and risks of such investment. The Creditor is able to bear the economic risk of an investment in the Shares and, at the present time, is able to afford a complete loss of such investment.

5. Representations and Warranties of the Company. In order to induce the Creditor to enter into this letter agreement, the Company hereby represents and warrants to the Creditor as follows:

(a) Organization, Authority and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and has the requisite power and authority to execute and deliver this letter agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this letter agreement by the Company and the consummation by the Company of the transactions contemplated hereunder have been duly authorized by all necessary corporate action on the part of the Company.

(b) No Consents. The Company is not required to obtain any order, consent, approval or authorization of any person or entity in connection with the issuance of the Shares or any of the other transactions contemplated hereunder.

(c) Issuance of the Shares. The Shares, when issued, will be duly authorized by all necessary corporate action by the Company, and will be duly and validly issued, fully paid and non-assessable shares of Common Stock.

6. Further Assurances. The parties shall execute and deliver such further instruments of conveyance, transfer and assignment, cooperate and assist in providing information for making and completing regulatory filings, and take such other actions as the Creditor or the Company, as the case may be, may reasonably require of the other party to evidence or effectuate the transactions contemplated hereunder.

7. Amendment. This Agreement may not be amended or otherwise modified, except by an instrument in writing signed by, or on behalf of, each of the parties hereto.

8. Governing Law. This letter agreement (including the documents and instruments referred to herein) shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of New York, as applied to agreements entered into and wholly performed within such State.

9. Counterparts; Severability. This letter agreement may be executed by facsimile or other electronic means and in one or more counterparts which together shall constitute a single agreement. If any provisions of this Agreement shall be held to be illegal, invalid or unenforceable under any applicable law, then such contravention or invalidity shall not invalidate the entire letter agreement. Such provision shall be deemed to be modified to the extent necessary to render it legal, valid and enforceable, and if no such modification shall render it legal, valid and enforceable, then this letter agreement shall be construed as if not containing the provision held to be invalid, and the rights and obligations of the parties shall be construed and enforced accordingly.

10. Entire Agreement. This letter agreement supersedes all prior agreements between the parties hereto with respect to its subject matter and constitutes a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter.

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If this letter agreement accurately sets forth our agreement, please sign below where indicated.

Dated: September 5, 2019

Sincerely,

US MINE CORPORATION

/s/ John Bremer
Name:	John Bremer
Title:	President

Address:	8625 State Hwy. 124
Ione, California 95640
Telephone:	(209) 790-4535

State Taxpayer Identification No.:
NV20121556051

Dollar Amount of Principal and Interest being converted: $5,422,362.86

AGREED:

Date: September 5, 2019

PUREBASE CORPORATION

By:	/s/ A. Scott Dockter
Name:	A. Scott Dockter
Title:	Chief Executive Officer

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